SCHEDULE A

JAMES ALPHA FUNDS TRUST
FUNDS AND CLASSES THEREOF

FUND	CLASSES OF EACH FUND
Easterly Global Real Estate Investments Fund	Class A / Class C / Class I / Class R6
Easterly Hedged Equity Fund	Class A / Class C / Class I / Class R6
Easterly Total Hedge Portfolio	Class I / Class R6
Easterly Income Opportunities Fund	Class A / Class C / Class I / Class R6
Easterly Snow Long/Short Opportunity Fund	Class A / Class C / Class I / Class R6
Easterly Snow Small Cap Value Fund	Class A / Class C / Class I / Class R6

Last Amended: August 24, 2022